Exhibit 99.1

Wesco Aircraft Holdings Reports Record Revenue and Earnings for Full Fiscal Year 2013

VALENCIA, Calif.—(BUSINESS WIRE)—Nov. 21, 2013—Wesco Aircraft Holdings, Inc. (“Wesco Aircraft” or the “Company”) (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal fourth quarter and fiscal year end on September 30, 2013.

Highlights

• Fourth quarter revenue of $234.3 million, up 10.5%, a record for the Company, as compared to the prior year period

• Fourth quarter Net Income of $30.0 million, with Diluted Earnings Per Share (“EPS”) of $0.31, Adjusted Net Income of $31.7 million and Adjusted Diluted EPS of $0.33

• Fiscal year 2013 revenue was $901.6 million, up 16.2% compared to $776.2 million in the prior year

• Fiscal year 2013 Net Income of $104.8 million, Diluted EPS of $1.09,  Adjusted Net Income of $116.5 million and Adjusted Diluted EPS of $1.22

Fiscal 2013 Fourth Quarter Results

Revenue for the fiscal fourth quarter was $234.3 million, a new Company record, showing an increase of 10.5% compared to $212.2 million in the prior year period. The increase in the North America segment was 9.8% over the prior year. Wesco again demonstrated strong international growth during the quarter with revenues in the Rest of World segment increasing by 22.7% compared to the prior year. In the fourth quarter, ad hoc, JIT and LTA sales as a percentage of net sales represented 39%, 28% and 33% of sales, respectively.

Net Income for the fourth quarter of fiscal 2013 was $30.0 million, resulting in Diluted EPS of $0.31. This compared to $27.0 million or $0.28 per share in the prior year period. The increase in Net Income was due to sustained growth in commercial activity in North America, rapid growth in Rest of World commercial sales and expansion of MRO sales.  Adjusted EBITDA for the fourth quarter 2013 was $53.0 million, a 15.5% increase, compared to $45.9 million in the fourth quarter of 2012. Adjusted Net Income was $31.7 million, resulting in Adjusted Diluted EPS of $0.33, compared to $27.4 million, or $0.29 per share, in the prior year period.

Randy Snyder, Wesco Aircraft’s Chairman, President and Chief Executive Officer said, “Wesco Aircraft has again proven its ability to perform and grow as shown in our 2013 fiscal year performance.  We are proud of our accomplishments this year.  We have won significant business that will fuel our growth going forward.  Our MRO business has made great progress and is beginning to penetrate a very promising aftermarket.  We have continued to focus on expanding our relationships and market share through our commitment to customer service and quality.  This commitment continues to drive Wesco Aircraft’s value proposition to our customers as we partner with them to lower cost and reduce their inventory by outsourcing the supply chain management of component parts, which has real value and flows to their bottom line.  Through our focus, I am confident we will continue to create value for our customers and shareholders as we move ahead into our next fiscal year.”

Full Year Fiscal 2013

Revenue for the full year fiscal 2013 was $901.6 million, an increase of 16.2% compared to $776.2 million in 2012. During fiscal 2013, ad hoc, JIT and LTA sales as a percentage of net sales represented 40%, 27% and 33%, respectively, compared to 38%, 26% and 36%, respectively, for fiscal 2012.

Net Income for fiscal 2013 was $104.8 million, resulting in Diluted EPS of $1.09. This compared to $92.2 million or Diluted EPS of $0.96 in fiscal 2012. Adjusted EBITDA in fiscal 2013 was $197.9 million as compared to $172.7 million in fiscal year 2012. Adjusted Net Income was $116.5 million, resulting in Adjusted Diluted EPS of $1.22, a 23.2% increase, compared to $95.1 million, or $0.99 per share, in the prior year.

Financial Outlook

Based on our current outlook and strong momentum, Wesco Aircraft expects full year revenues for fiscal year 2014 of between $975 million to $1.01 billion, representing a growth rate of approximately 8.1% to 12.0% over 2013 results.  We believe that this above market growth will be driven by strong demand and execution in the commercial OE and MRO segments, while military revenues remain relatively flat. Diluted EPS and Adjusted Diluted EPS are expected to be in the range of $1.25 to $1.31 and $1.31 to $1.37, respectively. These EPS estimates are based on estimated 2014 fiscal year averages of 95.4 million basic shares and 97.2 million diluted shares. The effective tax rate is expected to be approximately 34% to 35%.

Conference Call Information

The Company will hold a conference call to discuss its fourth quarter 2013 results at 5:00 p.m. Eastern Time this afternoon. A live webcast of the call and accompanying slides may be accessed over the Internet from the Company’s Investor Relations website at ir.wescoair.com. The conference call also is available by dialing 888-771-4371 (domestic) or 847-585-4405 (international) and entering passcode 36024812.

A replay of the live conference call will be available approximately one hour after the call. The replay will be available on the Company’s website or by dialing 888-843-7419 (domestic) or 630-652-3042 (international) and entering the replay passcode 36024812. The replay will be available on the Company’s website for one year and by telephonic replay until 11:59 p.m. Pacific Time, November 28, 2013.

About Wesco Aircraft

Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry. The Company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management. The Company believes it offers the world’s broadest inventory of aerospace parts, comprised of more than 525,000 different stock keeping units, including hardware, bearings, tools, electronic components and machined parts. Wesco Aircraft has more than 1,300 employees across 42 locations in 12 countries.

Non-GAAP Financial Information

“Adjusted Net Income” represents Net Income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs and original issue discount, or OID, (iii) Carlyle Acquisition related non-cash stock-based compensation expense, (iv) unusual or non-recurring items and (v) the tax effect of items (i) through (iv) above calculated using an assumed effective tax rate.

“Adjusted Basic EPS” represents Basic EPS calculated using Adjusted Net Income as opposed to Net Income. “Adjusted Diluted EPS” represents Diluted EPS calculated using Adjusted Net Income as opposed to Net Income.

“Adjusted EBITDA” represents Net Income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization, (iv) Carlyle Acquisition related non-cash stock-based compensation expense and (v) unusual or nonrecurring items.

Wesco utilizes and discusses Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA, which are non-GAAP measures our management uses to evaluate our business, because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We believe these metrics are used in the financial community, and we present these metrics to enhance investors’ understanding of our operating performance. You should not consider Adjusted EBITDA and Adjusted Net Income as an alternative to Net Income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See below for a reconciliation of Adjusted Net Income, Adjusted Basic EPS, Adjusted Diluted EPS and Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward—Looking Statements

This news release contains forward-looking statements within the meaning of federal security regulations.  Such forward-looking statements include the discussion of the Company’s business strategies and the Company’s expectations concerning future financial results.  In some cases,  you can identify forward-looking statements by terminology such as “guidance,” “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although the Company believes that such forward-looking statements are reasonable, it cannot assure you that any forward-looking statements will prove to be correct.  Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to:  the condition of the aerospace industry; reductions in military spending; business risks associated with the loss of a significant customer; the Company’s failure to compete successfully in a highly competitive global industry; risks associated with the Company’s rapid expansion; supply-chain risk; the Company’s dependence on complex information technology, the Company’s dependence on key personnel; and other risks and uncertainties associated with our business as described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  The Company undertakes no obligation to update or revise forward-looking statements after the day of the release as a result of new information, future events or developments except as required by law.

Exhibits

Exhibit 1: Consolidated Statements of Income (Unaudited)

Exhibit 2: Condensed Consolidated Balance Sheets (Unaudited)

Exhibit 3: Condensed Consolidated Statements of Cash Flows (Unaudited)

Exhibit 4: Non-GAAP Financial Information (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.

Consolidated Statements of Income (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Fiscal Year Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012

Net sales	$234,339	$212,162	$901,608	$776,206
Cost of sales	149,339	133,219	579,309	492,636
Gross profit	85,000	78,943	322,299	283,570
Selling, general and administrative expenses	36,120	36,507	141,497	124,738
Income from operations	48,880	42,436	180,802	158,832
Interest expense, net	(4,430)	(6,465)	(25,178)	(24,646)
Other expense, net	833	(1,140)	2,003	(524)
Income before provision for income taxes	45,283	34,831	157,627	133,662
Provision for income taxes	(15,311)	(7,850)	(52,815)	(41,487)
Net income	$29,972	$26,981	104,812	$92,175

Net income per share:
Basic	$0.32	$0.29	$1.12	$1.00
Diluted	$0.31	$0.28	$1.09	$0.96

Weighted average shares outstanding:
Basic	94,178	92,779	93,285	92,058
Diluted	96,631	96,183	95,844	95,712

Exhibit 2

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Balance Sheets (UNAUDITED)

(In thousands)

	September 30, 2013	September 30, 2012

Assets
Cash and cash equivalents	$78,716	$60,856
Accounts receivable, net	155,944	130,013
Inventories, net	630,264	558,466
Other current assets	28,314	53,944
Deferred income taxes	39,671	32,872
Total current assets	932,909	836,151
Long-term assets	698,243	701,265
Total assets	1,631,152	$1,537,416

Liabilities and Stockholders’ Equity
Accounts payable	$98,934	$79,940
Other current liabilities	21,047	19,788
Income taxes payable	2,953	2,078
Capital lease obligations—current portion	1,184	593
Total current liabilities	124,118	102,399
Long-term debt	568,000	626,000
Capital lease obligations	1,414	205
Deferred income taxes	72,184	55,445
Total Long-term liabilities	641,598	681,650
Total liabilities	765,716	784,049
Total stockholders’ equity	865,436	753,367
Total liabilities and stockholders’ equity	$1,631,152	$1,537,416

Exhibit 3

Wesco Aircraft Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

(In thousands)

	Fiscal Year Ended
	September 30, 2013	September 30, 2012
Cash flows from operating activities
Net income	$104,812	$92,175
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of intangible assets	6,599	4,427
Depreciation	4,781	5,536
Amortization of deferred financing costs	7,788	2,803
Bad debt and sales return reserve	411	(218)
Non-cash foreign currency exchange	(322)	436
Non-cash stock-based compensation	3,395	1,626
Excess tax benefit related to stock options exercised	(6,879)	(21,476)
Change in value of derivative	—	(1,703)
Deferred income tax provision	9,941	20,616
Loss on fixed asset disposal	—	331
Changes in assets and liabilities
Accounts receivable	(26,972)	(21,802)
Income taxes receivable	35,952	(18,022)
Inventories	(72,563)	(32,344)
Prepaid expenses and other assets	(3,335)	(2,431)
Accounts payable	19,330	21,836
Accrued expenses and other liabilities	1,071	1,833
Income taxes payable	820	946
Net cash provided by operating activities	84,829	54,569
Cash flows from investing activities
Purchases of property and equipment	(7,882)	(7,310)
Proceeds from sale of equipment	—	2,782
Acquisition of business, net of cash acquired	—	(131,894)
Net cash used in investing activities	(7,882)	(136,422)
Cash flows from financing activities
Proceeds from issuance of long-term debt	625,000	95,000
Repayments of long-term debt	(683,000)	(25,000)
Financing fees	(7,274)	—
Repayment of capital lease obligations	(1,146)	(1,984)
Excess tax benefit related to stock options exercised	6,879	21,476
Proceeds from exercise of stock options	9,895	7,377
Purchase of Treasury Stock	(8,452)	(0)
Net cash provided by (used in) financing activities	(58,098)	96,869
Effect of foreign currency exchange rates on cash and cash equivalents	(989)	315
Net increase in cash and cash equivalents	17,860	15,331
Cash and cash equivalents, beginning of period	60,856	45,525
Cash and cash equivalents, end of period	$78,716	$60,856

Exhibit 4

Wesco Aircraft Holdings, Inc.

Non-GAAP Financial Information (UNAUDITED)

(In thousands, except for per share data)

	Three Months Ended		Fiscal Year Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012

EBITDA & Adjusted EBITDA
Net income	$29,972	$26,981	$104,812	$92,175
Provision for income taxes	15,311	7,850	52,815	41,487
Interest and other, net	4,430	6,465	25,178	24,646
Depreciation and amortization	2,885	3,062	11,380	9,963
EBITDA	52,598	44,358	194,185	168,271
Unusual or non-recurring items	391	1,525	3,675	4,476
Adjusted EBITDA	$52,989	$45,883	$197,860	$172,747

Adjusted Net Income
Net income	$29,972	$26,981	$104,812	$92,175
Amortization of intangible assets	1,647	1,658	6,599	4,427
Amortization of deferred financing costs	630	601	7,787	2,803
Unusual or non-recurring items	391	(301)	3,675	375
Adjustments for tax effect	(936)	(1,514)	(6,339)	(4,682)
Adjusted Net Income	$31,704	$27,425	$116,534	$95,098

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	94,178	92,779	93,285	92,058
Adjusted Net Income Per Basic Shares	$0.34	$0.30	$1.25	$1.03

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	96,631	96,183	95,844	95,712
Adjusted Net Income Per Diluted Shares	$0.33	$0.29	$1.22	$0.99

Source: Wesco Aircraft Holdings, Inc.

Mark Davidson, Investor Relations 661-802-5090

Mark.Davidson@wescoair.com